Oramed Pharmaceuticals Reports Results in Phase 2b Trial of Oral Insulin Administration to Type 2 Diabetes Patients

ORMD-0801 Proves Safe and Tolerable in Type 2 Diabetes Subjects

JERUSALEM, Israel – May 6, 2010– Oramed Pharmaceuticals Inc. (OTCBB: ORMP), a developer of alternative drug delivery systems, reported today results for the recently completed Phase 2b non-FDA clinical trial of its flagship oral insulin capsule, ORMD-0801.

The randomized, double-blind, placebo-controlled, multi-centered study conducted in South Africa evaluated responses of 29 Type 2 diabetes patients to ORMD-0801. Insulin-loaded or placebo capsules were administered to patients, who were closely monitored throughout the 6-week study period. Safety, tolerability and efficacy parameters of Oramed’s oral insulin were assessed.

ORMD-0801 was found to be well tolerated and exhibited a positive safety profile. No cumulative adverse effects were reported throughout this first study of extended exposure to ORMD-0801. In addition, the percentage of subjects demonstrating clinically relevant reductions in insulin, c-peptide, fasting blood glucose and Hb1Ac levels was always higher in the ORMD-0801 cohort, when compared to the placebo.  Moreover, mean decreases in insulin and CRP levels were found to be statistically significant following the 6-week, once-daily ORMD-0801 treatment period.  These findings suggest that ORMD-0801 attenuates insulin oversecretion, reprieving beta cells from their heightened activity.  The reported results substantiate the safety and tolerability of ORMD-0801 and demonstrate that oral insulin has a relevant clinical impact at the tested dose.  The data collected from this trial will help to further the development of ORMD-0801 in future, pivotal trials.

Harold Jacob, M.D., a member of the Oramed Board of Directors, said, “the results of this trial once again underscore the safety of Oramed's oral insulin preparation. These results show a positive trend of efficacy for the tested oral insulin preparation.”  Nadav Kidron, Chief Executive Officer of Oramed Pharmaceuticals, added “this study, as well as data from our earlier studies, suggests that Oramed’s technology is an effective and well-tolerated delivery platform that will potentially make a significant clinical impact on diabetes management.  We are proceeding with confidence toward IND approval in the United States.”

For more information about Oramed’s clinical development programs, please visit www.oramed.com.

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Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
Office: 646-240-4193
Cell: + 972-54-334-318
Email: tara@oramed.com